Exhibit 99.1
                                                                    ------------


For Immediate Release
---------------------

                    DIATIDE ANNOUNCES $6.0 MILLION FINANCING

LONDONDERRY, NH - Jan. 21, 1999 - Diatide, Inc. (Nasdaq: DITI) today announced that it has sold $6.0 million of preferred stock to two unnamed investors in a private transaction. The preferred stock is convertible into 825,309 shares of Diatide common stock. This stock will not earn dividends. The investors also have received warrants to purchase 123,795 shares of Diatide common stock at an exercise price of $8.72 per share, expiring on January 19, 2001.

The investors have the right to require the Company to register the common stock issuable upon the conversion of the preferred stock and any exercised warrants at any time after January 19, 2000.

"This $6 million transaction was made at market price which remains fixed, reflecting the investors' confidence in our strategy," said Richard T. Dean, Ph.D., President and CEO of Diatide. "Our cash will be used to advance the marketing and development programs for Diatide's specialty imaging and therapeutic products."

Diatide is developing a novel line of diagnostic and therapeutic agents - Techtides(R) and Theratides(TM) - as pharmaceuticals with commercial and medical promise. The Company's lead product, AcuTect(TM) for the imaging of acute venous thrombosis (blood clots) in the lower extremities, received FDA approval in September 1998. AcuTect(TM) is a novel peptide-based imaging agent intended to help physicians detect acute thrombi that if undetected could lead to risk of pulmonary embolism (PE). PE kills approximately 100,000 Americans each year. Diatide's second product, NeoTect(TM) for the noninvasive detection of lung cancer, is awaiting FDA approval under priority review. NeoTect(TM) received an approvable letter in December 1998.

Diatide is a specialty pharmaceutical company developing and marketing proprietary, disease-specific pharmaceuticals for the diagnosis and treatment of life-threatening conditions. Diatide has applied its proprietary technologies in the areas of peptide engineering and radiolabeling chemistry to produce a number of peptides that bind with high affinity and specificity to molecular targets on diseased tissue and to which a radioisotope can be attached for imaging or therapeutic purposes. The result is a development pipeline of medical imaging products (Techtides(R)), and solid tumor and cardiovascular therapeutics (Theratides(R)). For AcuTect(TM) and NeoTect(TM), Diatide has a marketing and sales collaboration with U.K. - headquartered Nycomed Amersham plc, the world's leading diagnostic imaging company and one of the largest research-based biotechnology suppliers to global markets.

Diatide is based in New Hampshire, where it conducts most of its research and development activities with a staff of 90 full-time employees, including 15 Ph.D.s and two MDs on its research staff. More information on the Company can be obtained from its web site, http://www.diatide.com.

For Further Information:
Daniel F. Harrington
Chief Financial Officer
603-437-8970


This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Factors that May Affect Future Results" ("Certain Factors") in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 which is on file with the Securities and Exchange Commission. These Certain Factors are incorporated herein by reference. As more fully described in the Certain Factors, the Company's potential products (other than AcuTect(TM)) are all still in development. There can be no assurance that the Company's potential products will demonstrate the safety, efficacy, and cost attributes currently expected by the Company, or that results from preliminary clinical studies will be predictive of results that will be obtained in later clinical studies; there can be no assurance as to when the FDA will complete its review of the NDA for NeoTect(TM) (P829); and, there can be no assurance that the Company will receive regulatory approvals to commence or continue clinical trials of product candidates, or to market any products, including NeoTect(TM); and, there can be no assurance that AcuTect(TM), NeoTect(TM), or the Company's other potential products will be commercially successful, or accepted by the medical community or third-party payors, or that technologies, patents and proposed products of other companies will not render the Company's products obsolete or noncompetitive.

                                     # # #